EXHIBIT 23.1

Independent Auditors’ Consent

The Trustee
Archstone-Smith Operating Trust:

We consent to incorporation by reference in registration statement No.333-68591 on Form S-3 of Archstone-Smith Operating Trust of our reports dated February 6, 2002, except as to Note 17 which is as of February 15, 2002, relating to the consolidated balance sheets of Archstone-Smith Operating Trust (formerly known as Archstone Communities Trust) as of December 31, 2001 and 2000, and the related statements of earnings, unitholders’ equity and other common unitholders’ interest, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which reports appear in the December 31, 2001 Annual Report on Form 10-K of Archstone-Smith Operating Trust.

KP	MG LLP

Chicago, Illinois
March 27, 2002